Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-70608, 333-119123 and 333-173961) and Form S-3 (No. 333-181024) of our report dated April 30, 2015 on our audits of the consolidated financial statements of Perfumania Holdings, Inc. and Subsidiaries as of January 31, 2015 and February 1, 2014 and for the years then ended included in the Annual Report on Form 10-K of Perfumania Holdings, Inc. for the year ended January 31, 2015.

/s/ CohnReznick LLP
Jericho, New York
April 30, 2015